ION receives continued listing standard notice from NYSE
Company taking steps to regain compliance with minimum share price standard

HOUSTON, TX - August 17, 2015 - ION Geophysical Corporation (the “Company”) (NYSE: IO) today announced that it received notice on August 11, 2015 from the New York Stock Exchange (the "NYSE") that the price of its common stock fell below the NYSE's continued listing standards. The NYSE requires the average closing price of a listed company's common stock remain above $1.00 per share over a consecutive 30 trading-day period. As of August 7, 2015, the 30 trading-day period average closing price of the Company's common stock was $0.98 per share.
In accordance with NYSE rules, the Company will respond to the NYSE within 10 business days of receipt of the notification with its intent to resolve the deficiency. The Company has six months to regain compliance with the NYSE continued listing requirements and will actively monitor its stock price and evaluate all available options in order to regain compliance within the prescribed time frame.
During the six-month period, the Company’s common stock will continue to be listed and traded on the NYSE, subject to compliance with other continued listing standards. The deficiency does not affect the Company’s ongoing business operations or its SEC reporting requirements.
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit iongeo.com.
Contact
Jamey S. Seely
Executive Vice President and General Counsel
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning future activities and the ultimate outcome of litigation, which is inherently unpredictable. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. Risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Reports on Form 10-Q filed during 2015.

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